EXHIBIT 4.3

AGREEMENT, CONSENT AND AMENDMENT NO. 2 TO THIRD AMENDED

AND RESTATED CREDIT AGREEMENT

This AGREEMENT, CONSENT AND AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) dated as of November 30, 2005 (the “Effective Date”) is among Edge Petroleum Corporation, a Delaware corporation (“Parent”), Edge Petroleum Exploration Company, a Delaware corporation (“Edge Exploration”), Edge Petroleum Operating Company, Inc., a Delaware corporation (“Edge Operating”) Miller Exploration Company, a Delaware corporation (“Miller Exploration”), and Miller Oil Corporation, a Michigan corporation (“Miller Operating”) and Cinco Energy Corporation, a Delaware corporation (“Cinco Energy”, and together with the Parent, Edge Exploration, Edge Operating, Miller Exploration and Miller Operating referred to collectively as the “Borrowers”), the lenders party to the Credit Agreement (as defined below) from time to time (the “Lenders”), and Union Bank of California, N.A., as agent for the Lenders (“Agent”).

RECITALS

A.                                   The Borrowers (other than Cinco Energy), the Lenders and the Agent are parties to the Third Amended and Restated Credit Agreement dated as of December 31, 2003, as amended by the Agreement and Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of May 31, 2005 (as so amended, the “Credit Agreement”; the defined terms of which are used herein unless otherwise defined herein).

B.                                     The Borrowers, the Lenders and the Agent wish to, subject to the terms and conditions of this Agreement:  (1) consent to the transactions contemplated by the Cinco Energy Acquisition Agreement (each as defined below), (2) increase the Commitments, (3) increase the Borrowing Base, (4) add Cinco Energy as a Borrower, and (5) make such other amendments to the Credit Agreement as provided herein.

THEREFORE, in consideration of their mutual undertakings, the Borrowers, the Lenders and the Agent hereby agree as follows:

Section 1.                                          Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. The words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” when used in this Agreement shall refer to this Agreement as a whole and not to any particular Article, Section, subsection or provision of this Agreement. All titles or headings to Articles, Sections, subsections or other divisions of this Agreement or the exhibits hereto, if any, are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such Articles, Sections, subsections, other divisions or exhibits, such other content being controlling as the agreement among the parties hereto. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

Section 2.                                          Consent to Acquisition. Subject to the terms of this Agreement, the Lenders hereby consent to the consummation of the transactions contemplated by the Stock Purchase Agreement dated as of September 21, 2005 (the “Cinco Energy Acquisition Agreement”) with Jon L. Glass, Craig D. Pollard, Leigh T. Prieto, Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. relating to the sale of all of the outstanding capital stock of Cinco Energy to Edge Exploration, as buyer, and the Parent, as guarantor. The consent by the Lenders described in the preceding sentence is contingent upon the satisfaction of the conditions precedent set forth below in this Agreement and is strictly limited to the extent described herein. Nothing contained herein shall be construed to be a consent to or a permanent waiver of any terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Loan Documents. The Lenders reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults with respect to the Credit Agreement or any other provision of any Loan Document.

Section 3.                                          Addition of Cinco Energy as a Borrower. As of the date hereof, Cinco Energy agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of a “Borrower” under the Credit Agreement and all other Loan Documents. By virtue of the foregoing, Cinco Energy hereby accepts and assumes any liability of the Borrowers related to each representation, warranty, covenant or obligation made by any of the Borrowers in the Credit Agreement or any other Loan Document, and hereby expressly affirms, as of the date hereof, each of such representations and warranties and such covenants and obligations in the Credit Agreement. All references to the term “Borrower” or “Borrowers” in the Credit Agreement or in any other Loan Document, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished in connection with the Credit Agreement, shall be deemed to include Cinco Energy. Cinco Energy further acknowledges that the obligations of each of the Borrowers (including Cinco Energy) under the Credit Agreement and the Notes are joint and several pursuant to Section 5.23(a) of the Credit Agreement.

Section 4.                                          Increase in Borrowing Base. The Borrowing Base shall, effective as of the Effective Date and subject to the terms herein, be increased from $70,000,000.00 to $110,000,000.00. Such new Borrowing Base shall remain in effect at that level until the Borrowing Base is redetermined in accordance with the terms of the Credit Agreement.

Section 5.                                          Amendments to the Credit Agreement.

(a)                                  The title page of the Credit Agreement shall be amended to replace the existing Commitment amount of $100,000,000 with the new Commitment amount of $150,000,000.

(b)                                 Section 1.2 of the Credit Agreement is hereby amended by replacing the definitions of “Commitment” and “Financial Statements” in their entirety with the following:

“Commitment” shall mean, for each Lender, the amount set opposite such Lender’s name on Schedule 2 hereof as its Commitment or, if such Lender has entered into any Lender Assignment Agreement after the date of this Agreement, the amount set forth for such Lender as its Commitment in the Register maintained by the Agent pursuant to Section 9.1(c), as such amount may be reduced pursuant to Section 2.12.

“Financial Statements” shall mean statements of the financial condition of the Parent and its consolidated Subsidiaries on a consolidated, and if requested by the Agent, consolidating basis as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders’ equity, and cash flows, and when such statements prepared on a consolidated basis are required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied from quarter to quarter (except for any inconsistency that results from a change in GAAP) and consistently applied within each set of Financial Statements and in comparative form with respect to the corresponding period of the preceding fiscal period.

(c)                                  Section 1.2 of the Credit Agreement is hereby further amended by inserting the following new definition in alphabetical order:

“Fee Letter” means that certain fee letter dated as of November 30, 2005 between the Borrowers and the Agent.

(d)                                 Section 2.14 of the Credit Agreement is hereby amended by replacing the existing Section 2.14 in its entirety with the following:

2.14                                 Other Fees. The Borrowers agree to pay to the Agent the fees as described in the Fee Letter.

(e)                                  The reference to .50% in the second sentence of Section 2.15 of the Credit Agreement is hereby deleted and replaced with .35%.

(f)                                    Section 5.2 of the Credit Agreement is hereby amended by replacing the existing Section 5.2 in its entirety with the following:

5.2                                       Quarterly Financial Statements; Compliance Certificates.  Cause the Parent to deliver to the Agent and each Lender, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Parent, a copy of the unaudited consolidated, and if requested by the Agent,  consolidating Financial Statements of the Parent and its consolidated Subsidiaries as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Parent (i) as having been prepared in accordance with GAAP consistently applied from quarter to quarter (except for any inconsistency that results from a change in GAAP) and consistently applied within each set of

Financial Statements and (ii)as a fair presentation of the condition of the Parent, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 45th day after the close of each fiscal quarter of the Parent and on or before the 90th day after the close of each fiscal year of the Parent, a Compliance Certificate in the form of Exhibit B hereto signed by a Responsible Officer of the Parent.

(g)                                 Section 5.3 of the Credit Agreement is hereby amended by replacing the existing Section 5.3 in its entirety with the following:

5.3                                 Annual Financial Statements. Cause the Parent to deliver to the Agent and each Lender, on or before the 90th day after the close of each fiscal year of the Parent, a copy of the annual audited consolidated, and if requested by the Agent,  unaudited consolidating Financial Statements of the Parent.

(h)                                 Clause (j) of Section 6.8 of the Credit Agreement is hereby deleted and replaced in its entirety with the following new clause (j):

and (j) acquisitions of Oil and Gas Properties;

(i)                                     The Schedule 2 to this Agreement is hereby added as new Schedule 2 to the Credit Agreement.

(j)                                     Schedule 4.21 to the Credit Agreement is hereby deleted and replaced in its entirety with new Schedule 4.21 to this Agreement.

Section 6.                                          Representations and Warranties. The Borrowers hereby represent and warrant that:  (a)  except for such representations which are made only as of a prior date, the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as of the Effective Date as if made on and as of such date; (b) the execution, delivery and performance of this Agreement and any Loan Documents executed and delivered in connection with this Agreement are within the corporate power and authority of each Borrower and have been duly authorized by appropriate corporate action and proceedings; (c) this Agreement and the Loan Documents executed in connection with this Agreement constitute legal, valid, and binding obligations of the Borrowers party hereto and thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and (d) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement and such other Loan Documents.

Section 7.                                          Conditions. This Agreement shall become effective and enforceable against the parties hereto, the Credit Agreement shall be amended as provided herein, and the Borrowing Base increase provided herein shall become effective upon the occurrence of the following conditions precedent on or before the Effective Date:

(a)                                  Agreement. The Agent shall have received multiple original counterparts of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrowers, the Agent and the Lenders.

(b)                                 New Notes. The Borrowers shall have executed and delivered amended and restated Notes dated the date hereof to each of the Lenders in an amount equal to each such Lender’s respective new Commitment.

(c)                                  Mortgage Supplements. The Agent shall have received original new Mortgages and supplements to existing Mortgages, providing for the mortgaging of certain additional Oil and Gas Properties and reflecting the increase in the Commitments to an aggregate amount of $150,000,000, and otherwise, in form and substance satisfactory to the Agent, duly and validly executed and delivered by duly authorized officers of the Borrowers, the Agent and the Lenders.

(d)                                 Acquisition Documents. The Agent shall have received copies, certified by a Responsible Officer of Edge Exploration, of the Cinco Energy Acquisition Agreement, and all other documents, agreements, instruments and amendments thereto.

(e)                                  Consummation of the Cinco Energy Acquisition Agreement. All conditions to the consummation and effectiveness of the transactions contemplated by the Cinco Energy Acquisition Agreement shall have been met on or prior to November 30, 2005, and the aggregate purchase price (including any debt assumed or issued (other than pursuant to the Credit Agreement) but excluding any purchase price adjustments resulting from cash or cash equivalents remaining with the sellers or other adjustments to the purchase price or provided in the Cinco Energy Acquisition Agreement) for the Cinco Energy Acquisition Agreement shall not exceed $38,000,000, and after giving effect to any of the aforementioned adjustments, shall not exceed $43,500,000.

(f)                                    Supplement to Second Amended and Restated Security Agreement. The Agent shall have received original counterparts of the Supplement No. 1 to the Second Amended and Restated Security Agreement executed by Cinco Energy and the Agent covering all personal property of Cinco Energy.

(g)                                 Amendment to Second Amended and Restated Security Agreement (Stock Pledge). The Agent shall have received original counterparts of the Amendment No. 1 to the Second Amended and Restated Security Agreement (Stock Pledge) executed by Edge Exploration and the Agent listing the newly pledged collateral covering all of the issued and outstanding capital stock of Cinco Energy and other personal property related thereto.

(h)                                 Cinco Energy Stock Certificates & Powers. The Agent shall have received Irrevocable Stock Powers executed in blank by Edge Exploration and the stock certificates for the stock of Cinco Energy pledged under the Second Amended and Restated Security Agreement (Stock Pledge).

(i)                                     Fee Letter. The Agent shall have received original counterparts of the Fee Letter duly and validly executed by the Borrowers and the Agent.

(j)                                     Secretary’s Certificate. The Agent shall have received copies, certified as of the date hereof by a secretary or an assistant secretary of each of the Borrowers and any Guarantor, of (A) the corporate resolutions duly adopted at a meeting or by unanimous consent of the board of directors of such Borrower or such Guarantor approving the increase in the Commitments, the execution of new Notes and authorizing the transactions contemplated herein, (B) the Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of each of the Borrowers and any Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(k)                                  Good Standing & Existence Certificates. The Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each of the Borrowers in its jurisdiction of incorporation and in any other jurisdiction where such qualification is required by applicable law.

(l)                                     Legal Opinion. The Agent shall have received the opinion of Robert C. Thomas in form and substance reasonably acceptable to the Agent.

(m)                               Other Instruments or Documents. The Agent and the Lenders shall have received duly executed new Security Instruments and such other instruments, documents and attachments to existing Security Instruments as any of them may reasonably request.

(n)                                 No Default. No Default shall have occurred and be continuing as of the Effective Date.

(o)                                 Fees. The Borrowers shall have paid a Borrowing Base Increase Fee in an aggregate amount equal to 0.35% of the increased availability under the Borrowing Base to the Lenders, which amount when calculated equals $140,000. Such fee shall be shared by the Lenders as follows: (i) to BNP Paribas, the amount of $17,500, (ii) to Compass Bank, the amount of $70,000, and (iii) to The Frost National Bank, the amount of $52,500. Such Borrowing Base Increase Fee shall be paid on the Effective Date and shall, once paid be nonrefundable. Additionally, the Borrower shall have paid (i) the Agency Fee described in the Fee Letter, and (ii) all fees and expenses of the Agent’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Effective Date.

Section 8.                                          Miscellaneous.

(a)                                  Effect on Loan Documents. Each of the Borrowers, the Lenders and the Agent does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect. Nothing herein shall act as a waiver of any of the Agent’s or the Lender’s rights under the Loan Documents, as amended. From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean such Credit Agreement and such Loan Documents, as amended hereby. This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be an Event of Default under the Credit Agreement.

(b)                                 New Lenders. Compass Bank and The Frost National Bank are hereby added as new Lenders under the Credit Agreement. Both Compass Bank and The Frost National Bank, by executing this Agreement, (a) confirm that they have received a copy of the Credit Agreement together with any financial statements needed, and such other documents and information as they have deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agree that they will, independently and without reliance upon the Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) appoint and authorize the Agent to take such action as agent on behalf and to exercise such powers under the Credit Agreement and any other Loan Document as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agree that they will perform in accordance with their terms, all of the obligations which by the terms of the Credit Agreement and any other Loan Document are required to be performed by it as a Lender.

(c)                                  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.

(d)                                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

(e)                                  Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(f)                                    Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

THIS AGREEMENT, THE CREDIT AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

[SIGNATURES BEGIN ON NEXT PAGE]

EXECUTED effective as of the date first above written.

BORROWERS:

EDGE PETROLEUM CORPORATION
EDGE PETROLEUM EXPLORATION COMPANY
EDGE PETROLEUM OPERATING COMPANY, INC.
MILLER OIL CORPORATION
MILLER EXPLORATION COMPANY
CINCO ENERGY CORPORATION

All by:	/S/ MICHAEL G. LONG
Michael G. Long, Chief Financial Officer

AGENT AND LENDERS:

UNION BANK OF CALIFORNIA, N.A., as
Agent and as a Lender

By:	/S/ DAMIEN MEIBURGER
Damien Meiburger
Senior Vice President

BNP PARIBAS, as a Lender

By:	/S/ DAVID DODD
Name:	DAVID DODD
Title:	DIRECTOR

By:	/S/ BETSY JOCHER
Name:	BETSY JOCHER
Title:	VICE PRESIDENT

COMPASS BANK, as a Lender

By:	/S/ DOROTHY MARCHAND
Name:	DOROTHY MARCHAND
Title:	SENIOR VICE PRESIDENT

THE FROST NATIONAL BANK, as a Lender

By:	/S/ ANDREW A. MERRYMAN
Name:	ANDREW A. MERRYMAN
Title:	SENIOR VICE PRESIDENT

Schedule 2

COMMITMENTS

Each of the commitments to lend set forth herein is governed by the terms of the Credit Agreement which provides for, among other things, borrowing base limitations which may restrict Borrowers’ ability to request (and the Lenders’ obligation to provide) Loans to a maximum amount which is less than the commitments set forth in this Schedule 2.

Lenders	Commitments
Union Bank of California, N.A.	$57,272,728
BNP Paribas	$45,000,000
Compass Bank	$27,272,727
The Frost National Bank	$20,454,545
Total:	$150,000,000.00

SCHEDULE 4.21

SUBSIDIARIES

Edge Petroleum Corporation:

Edge Petroleum Exploration Company

Miller Exploration Company

Edge Petroleum Exploration Company:

Edge Petroleum Operating Company, Inc.

Cinco Energy Corporation

Edge Petroleum Operating Company, Inc.:

None

Miller Exploration Company:

Miller Oil Corporation

Miller Oil Corporation:

None